UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               FORM 12b-25
                                                            SEC File Number
                        NOTIFICATION OF LATE FILING             0-10783
                                                              Cusip Number
(Check one):  [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
              [ ] Form 10-Q [ ] Form N-SAR

              For Period Ended:  August 31, 2002
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:___________________________

Read Instructions (on back page) before preparing form. Please print or type.

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_______________________________.


Part I - Registrant Information

Full Name of Registrant

     BSD MEDICAL CORPORATION

Former Name if Applicable

     N/A

Address of Principal Executive Office

     2188 West 2200 South

City, State and Zip Code

     Salt Lake City, Utah 84119


Part II - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

In order to finalize its audited financial statements, the Company was waiting for the completion of the audit of its unconsolidated subsidiary. Such audit was recently completed and the Company is now in the process of finalizing disclosures related to the unconsolidated subsidiary and other matters required to be included in its Form 10-KSB.

PART IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification

     Hyrum A. Mead               (801) 972-5555

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?
     [X] Yes  [ ] No            If answer is no, identify report(s).

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                           [ ] Yes  [X] No

     If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


_______________________________________________________________________________

                             BSD MEDICAL CORPORATION
                    -----------------------------------------
                  (Name of Registrant as specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 2, 2002      By:  /s/ Hyrum A. Mead
                             -----------------------------------
                             Hyrum A. Mead, President and CEO

INSTRUCTION; The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the state is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.